Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Scott Minder
PPG Investor Relations
412-434-3466
sminder@ppg.com

McGarry elected PPG president and CEO
Bunch named executive chairman

PITTSBURGH, July 16, 2015 - PPG Industries (NYSE: PPG) today announced Michael H. McGarry will become President and CEO, effective Sept.1, 2015. McGarry will join the company’s Board of Directors immediately.

McGarry, 57, who has served as PPG’s President and Chief Operating Officer since March will succeed Chairman and CEO Charles E. Bunch in the role of CEO. Bunch, who has led PPG for the last decade, will continue as Executive Chairman.

“Our company is strong financially and our global business portfolio remains well positioned for future growth,” said McGarry. “I am looking forward to leading PPG as we continue to focus on our customers, deliver excellent business performance and create additional shareholder value.”

Bunch said, “Michael is a proven strategic leader who is ideally suited to lead PPG. He brings a strong focus on operational excellence and an unwavering commitment to PPG’s core values.”

During his 34 years with PPG, McGarry has served in a variety of key business and functional leadership roles in the United States, Europe and Asia. In recent years, he helped lead several strategic actions that have transformed PPG’s business portfolio, most notably the acquisition of SigmaKalon; the separation of PPG’s former commodity chemicals business; the acquisition and integration of AkzoNobel’s North American architectural coatings business; and, most recently, the acquisition of Consorcio Comex, S.A. de C.V.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to be the world’s leading coatings company by consistently delivering high-quality, innovative and sustainable solutions that customers trust to protect and beautify their products and surroundings. Through leadership in innovation, sustainability and color, PPG provides added value to customers in construction, consumer products, industrial and transportation markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 70 countries around the world. Reported net sales in 2014 were $15.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.